EXHIBIT 99
                                   ----------

October 24, 2005


FOR IMMEDIATE RELEASE:
CONTACT:
     Trent B. Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio  44622-0038
     (330) 364-7777

            FFD Financial Corporation Reports Net Earnings For The Three Months Ended September 30, 2005


DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended September 30, 2005, of $308,000, or diluted earnings per share of $.26, compared to the $204,000, or $.17 per diluted share, of net earnings reported for the comparable three-month period in 2004. The $104,000, or 51.0%, increase in net earnings resulted from increases of $297,000, or 28.8%, in net interest income, and $27,000, or 16.5%, in other income, which were partially offset by increases of $136,000, or 15.3%, in general, administrative and other expenses, $54,000, or 51.4%, in the provision for federal income taxes, and $30,000 in the provision for losses on loans.

The increase in net interest income was due to an increase in average loans outstanding and an increase in the lending rates during the period which was partially offset by a gradual increase in the cost of new and re-pricing deposits during the period. The increase in general, administrative and other expense was due primarily to increases in other operating expenses and data processing expenses. Other operating expenses increased as a result of the withdrawal from the going private transaction on September 15, 2005, advertising expense and other pro-rata increases.

FFD Financial Corporation reported total assets at September 30, 2005 of $155.3 million, total liabilities of $137.7 million, including deposits of $112.2 million, and shareholders' equity of $17.6 million.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and has loan production offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.


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                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                     September 30,     June 30,
         ASSETS                                               2005         2005
                                                       (unaudited)
Cash and cash equivalents                               $    9,647   $    7,785
Investment securities                                        3,461        3,485
Mortgage-backed securities                                     692          720
Loans receivable                                           136,517      131,493
Other assets                                                 4,959        5,112
                                                        ----------   ----------

         Total assets                                   $  155,276   $  148,595
                                                        ==========   ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $ 112,234                                      $  111,495
Borrowings                                                  23,786       17,880
Other liabilities                                            1,656        1,782
                                                        ----------   ----------
         Total liabilities                                 137,676      131,157
Shareholders' equity                                        17,600       17,438
                                                        ----------   ----------

         Total liabilities and shareholders' equity     $  155,276   $  148,595
                                                        ==========   ==========

                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                              Three months ended
                                                                 September 30,
                                                               2005        2004

Total interest income                                        $  2,163   $  1,612

Total interest expense                                            834        580
                                                             --------   --------

         Net interest income                                    1,329      1,032

Provision for losses on loans                                      30          0
                                                             --------   --------

         Net interest income after provision for
           losses on loans                                      1,299      1,032

Other income                                                      191        164

General, administrative and other expense                       1,023        887
                                                             --------   --------

         Earnings before income taxes                             467        309

Federal income taxes                                              159        105
                                                             --------   --------

         NET EARNINGS                                        $    308   $    204
                                                             ========   ========

         EARNINGS PER SHARE
           Basic                                             $    .26   $    .18
                                                             ========   ========

           Diluted                                           $    .26   $    .17
                                                             ========   ========